EXHIBIT 5


                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


     THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement"), dated _____________ __, 2003 is entered into by and between Analex Corporation, a Delaware corporation (the "Company"), and Jon M. Stout (the "Seller") and shall be effective simultaneously with the Closing of the transactions described in the Repurchase Agreement, as described below (the "Effective Date").

     WHEREAS, pursuant to the terms of the Securities Repurchase Agreement, dated as of ______________ __, 2003 (the "Repurchase Agreement") by and among the Company, the Seller, Patricia Stout, Shawna Stout, Marcus Stout, the Stout Dynamic Trust, and S Co., LLC, the Company will acquire all rights, title and interest in and to an aggregate of 2,625,451 shares of Common Stock (the "Stock"), warrants to purchase an aggregate of 1,134,088 shares of Stock (the "Warrants") and options to purchase an aggregate of 75,000 shares of Stock, of the Company (the "Options") (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement);

     WHEREAS, the Company desires to repurchase from Seller, and Seller desires to sell to the Company 146,468 shares of Stock, 235,161 Warrants and 65,000 Options at a price of $2.63 per share;

     WHEREAS, the Seller has agreed, as a condition precedent to the consummation of the transactions contemplated by the Repurchase Agreement (the "Contemplated Transactions"), among other things, to (i) execute and deliver this Agreement, (ii) resign as (a) Chairman of the Board of Directors, (b) a director, and (c) an employee, of the Company, and (iii) terminate a voting agreement that Seller had entered into with certain other stockholders of the Company; and

     WHEREAS, the Seller will receive substantial economic benefits upon the consummation of the Contemplated Transactions.

     NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Seller, intending to be legally bound, agree as follows:

     1. Payments. In consideration of the non-competition, non-solicitation, non-disturbance and confidentiality provisions embodied in Sections 2, 3 and 4 below, the Company shall pay to Seller six hundred thousand dollars ($600,000) in accordance with the following schedule:

          (a) a cash payment in the amount of fifty thousand dollars ($50,000) (the "Initial Payment") on the Effective Date; and


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          (b) thereafter, on the date that is three months after the Effective
Date and at the end of each of the next ten (10) three-month periods thereafter, the Company shall pay to Seller an additional cash payment of fifty thousand dollar ($50,000) ("Additional Payments" and together with the Initial Payment, the "Payments").

     2. Non-Competition.

          (a) As an officer and director of the Company, the Seller has acquired knowledge of Confidential Information (as defined below), trade secrets and know-how of the Company. The Seller acknowledges that the Confidential Information (as defined below), trade secrets and know-how to which he has had access would play a significant role were he to directly or indirectly be engaged in any business in Competition (as defined below) with the Company and/or any of its present or future subsidiaries, or successors or assigns permitted hereunder (a "Covered Party). For three (3) years following the Closing Date, the Seller agrees that, without the prior written consent of the Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, director, consultant, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than a passive ownership or investment position of less than five percent (5%) in any company whose shares are publicly traded), any business, which is in Competition (as hereinafter defined) with a Covered Party.

          (b) For purposes of this Section 3, a business shall be deemed to be in "Competition" with a Covered Party if (i) it is engaged in any business carried on by the Company or any of its current subsidiaries (or in any business in which the Company or any of its current subsidiaries has taken concrete steps towards engaging) as of the date hereof (the "Business"), (ii) provides goods or services to Customers of a Covered Party or prospective customers to which a Covered Party has made a bid to sell goods or services, and (iii) operates in any location in which the business of any Covered Party is then being conducted or its products or services are being sold.

          (c) Excepted Activities. Notwithstanding any provision of this Agreement to the contrary, Seller shall not be prohibited or restricted by this Agreement from performing or engaging in any activity that does not constitute Competition with a Covered Party, which the Covered Parties agree shall include any of the following: (i) performing speaking engagements and receiving honoraria in connection with such engagements; (ii) becoming and performing as a director of a private or public company not engaged in Competition with a Covered Party; or (iii) becoming and performing as an employee, officer, member or director of a non-profit organization, trade association or industry group.

     3. Other Restrictive Covenants. The Seller covenants and agrees as follows:

          (a) Non-Solicitation. For a period of three (3) years following the Closing Date, the Seller shall not, individually or on behalf of any other Person, directly or indirectly:

               (i) (A) seek to induce or otherwise cause any client or customer of the Business under contract with any Covered Party or any prospective client or customer of the Business to which any Covered Party has made or intends to make a proposal at that time to (1)


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     cease being a Business customer of or to not become a Business customer of any Covered Party, (2) divert any business of such customer with respect to the Business from any Covered Party, or otherwise to discontinue or alter in a manner adverse to any Covered Party, such business relationship relating to the Business, or (3) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the contractual relationship between any Covered Party and any of its customers or clients, suppliers or consultants, in each case relating to the Business, or employees, or (B) solicit for business, provide services to or do business with any client or customer of any Covered Party with respect to the Business or any potential customer solicited by any Covered Party with respect to the Business, except that nothing herein shall restrict the ability or right of Seller to become employed by any government agency, or

               (ii) without the prior written consent of the applicable Covered Party, directly or indirectly hire, solicit or encourage to leave the employment or service of any Covered Party, any officer or employee of, or any consultant to, any Covered Party, or hire or participate (with another company or third party) in the process of hiring any Person who is then, or who within the preceding six (6) months was, an employee of any Covered Party, or provide names or other information about the Company's employees to any Person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring; provided, however that Seller shall not be deemed to have violated this clause (ii) if (a) an employee of a Covered Party responds directly to a general advertisement of another Person or business as long as Seller has no involvement or participation, either directly or indirectly, in the employment of such Person, or (b) an employee of a covered party is terminated by such Covered Party at least six months prior to the commencement of any activities of Seller that would otherwise violate this clause (ii).

               (iii) For purposes of this Agreement "Person" shall mean an individual, a corporation, an association, a limited liability company, a partnership, an estate, a trust or any other entity or organization.

          (b) Non-Disturbance. For a period of three (3) years following the Closing Date, the Seller shall not engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Business as conducted by a Covered Party or its management, or any other entity in which any Covered Party has a joint venture equity interest. In addition, during this three (3) year period, Seller shall not (i) take any action that would adversely affect any contractual or customer or supplier relationships of any Covered Party or other entity in which the Covered Party has a joint venture equity interest, including without limitation any action that would result in a diminution in business, or (ii) otherwise take any action that is known by Seller to be detrimental to the best interests of a Covered Party or other entity in which a Covered Party has a joint venture equity interest.

     4. Confidentiality.

          (a) The Seller shall keep confidential and shall not, without the prior express written consent of the Company, use, disclose, reveal, publish, transfer or provide access to any and all information relating to the Business' products, facilities, methods, know-how, trade secrets and


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other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer and supplier lists, financial information (including revenues, costs or profits associated with any of the Business' products), bids and proposals, legal opinions, records and specifications which are owned, developed, used or retained by any Covered Party in connection with the Business and which have not been publicly disclosed (excluding limited disclosures for business purposes) and other information of any third party which any Covered Party is under an obligation to keep confidential, and any and all documentation in any form and of every kind or type relating to the foregoing (hereinafter collectively referred to as the "Confidential Information").

          (b) Notwithstanding the foregoing limitation, the obligations set forth in Section 4(a) hereof shall not apply to any information that would constitute Confidential Information but that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known through no fault of the Seller; (iii) is already in the possession of the Person receiving the information through lawful sources not bound by a confidentiality agreement and through no fault of the Seller; (iv) the applicable Covered Party agrees in writing may be disclosed or (v) is required to be disclosed pursuant to Law (provided that, if possible, the applicable Covered Party is given reasonable prior written notice).

     5. Consideration. Seller and Company hereby acknowledge and agree the Payments made by the Company to Seller under the terms of this Agreement are adequate consideration for the Seller to enter into this Agreement.

     6. Not Related to Employment. The restrictive covenants contained in Sections 2, 3 and 4 hereof (the "Restrictive Covenants") have been agreed to as part of the Contemplated Transactions and shall continue to apply throughout the entire stated term of this Agreement without regard to the circumstances surrounding any employment or termination of employment of Seller by any Covered Party.

     7. Rights and Remedies Upon Breach. If the Seller breaches any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(a) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without any requirement that the Company post any bond, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company (b) the right to recover actual damages, (c) the right to terminate future payments hereunder (described in Section 1) and (d) the right to receive reimbursement for Company's reasonable attorneys' fees and costs incurred as a result of Seller's breach.

     8. Severability of Covenants. The Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

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     9. Blue-Penciling. If any court determines that any of the Restrictive
Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. The Seller shall, at the Company's request, join the Company in requesting that such court take such action.

     10. Miscellaneous.

          (a) Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

          (b) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (if confirmed by telephone conversation), overnight delivery service or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or by overnight delivery service, one day after the date of deposit to such overnight delivery service or, if mailed, three days after the date of deposit in the United States mail, as follows:

               (i) if to the Company, to:

                   Analex Corporation
                   5904 Richmond Highway
                   Suite 300
                   Alexandria, Virginia 22303
                   Attention: Sterling E. Phillips, Jr., President & CEO
                   Facsimile:  (973) 402-7986

                   with a copy (which shall not constitute notice) to:

                   Holland & Knight LLP
                   2099 Pennsylvania Avenue, N.W.
                   Suite 100
                   Washington, D.C.  20006
                   Attention:  William J. Mutryn, Esq.
                   Facsimile:  (202) 955-5564
                   if to the Seller, to:

                   Jon M. Stout
                   13380 West Polo Road, #104A
                   Wellington, Florida  33414


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                   with a copy (which shall not constitute notice) to:

                   Foley & Lardner
                   3000 K Street, N.W.
                   Suite 500
                   Washington, D.C.  20007
                   Attention: Arthur H. Bill, Esq.
                   Facsimile: (202) 672-5399

     Any party may, by notice given in accordance with this Section 10(b) to the other party, designate another address or entity for receipt of notices hereunder.

          (c) Entire Agreement. This Agreement, together with the Repurchase Agreement, and the other Transaction Documents, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

          (d) Waivers and Amendments, Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

          (e) Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any conflict of laws provisions that might indicate the applicability of any other laws.

          (f) Jurisdiction; Venue. Each of the parties hereto by its execution hereof:

               (i) irrevocably submits to the exclusive jurisdiction and venue of the Commonwealth of Virginia (the Eastern District of Virginia for Federal matters and Fairfax County court for State matters) for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter hereof; and

               (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

               (iii) the parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the Commonwealth of Virginia, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to
     Section 10(b) is reasonably calculated to give actual notice.

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               (iv) each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

          (g) Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, with respect to the Company, assigns. The rights and remedies hereunder are not assignable by the Seller or the Company, except the Company may assign its rights and remedies, together with its obligations hereunder, (i) to any one or more of its Affiliates, or (ii) in connection with a sale, transfer or other disposition of all or substantially all, of its assets or the assets of any Affiliate of the Company, without the consent of the Seller and without payment of any amounts to the Seller in connection with such assignment, provided, that the Company's transferee shall assume all of the Company's obligations under this Agreement, in which case the Company shall be released automatically and without any action by the Seller from its obligations hereunder; provided, further, that the Seller shall be released from her obligations hereunder if the Company's transferee does not assume and fulfill the Company's obligations under this Agreement.

          (h) Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. Any term defined herein may be used in either its singular or plural form whether or not defined in such form.

          (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, and all of which taken together shall constitute one and the same instrument.

          (j) Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.



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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                    COMPANY:

                                    ANALEX CORPORATION


                                    By:    _____________________________________
                                    Name:  Sterling E. Phillips, Jr.
                                    Title: President and Chief Executive Officer


                                    SELLER:


                                    ____________________________________________
                                    Jon M. Stout, individually




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